Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ANNOUNCES
FIRST QUARTER 2010 FINANCIAL RESULTS

Takes Delivery of First Two Vessels
Closes $100 Million Credit Facility; Positions Company for Future Growth

New York, New York, May 3, 2010 – Baltic Trading Limited (NYSE:BALT) today reported its financial results for the three months ended March 31, 2010.

The following financial review discusses the results for the three months ended March 31, 2010. As expected, the Company had no vessels in operation during the quarter.  The Company took delivery of its first two vessels on April 8, 2010 and April 29, 2010, respectively and expects to take delivery of three of the remaining vessels to be acquired by May 15, 2010, and one Capesize newbuilding in October 2010.

First Quarter 2010 and Year-to-Date Highlights

•	Recorded a net loss of $0.5 million, or $0.09 basic and diluted loss per share for the first quarter;

•	Completed a $228.2 million Initial Public Offering on March 15, 2010;

•	Executed a credit agreement and other definitive documentation for a $100 million senior secured revolving credit facility, providing flexibility to fund future acquisitions;

•	Took delivery of the Company’s initial vessel, the Baltic Leopard, a 2009-built Supramax vessel;

•	Took delivery of the Company’s second vessel, the Baltic Panther, a 2009-built Supramax vessel;

•
Reached agreements to enter into spot market-related time charters for the Baltic Leopard and the Baltic Panther, both 2009-built Supramax vessels, with Oldendorff GMBH and Co. KG. Lubeck for approximately 11 to 13.5 months;

•
Reached agreements to enter into spot market-related time charters for the two Capesize newbuildings, the Baltic Bear and the Baltic Wolf, with Cargill International S.A. for approximately 11 to 13.5 months; and

•	Reached an agreement to enter into a spot market-related time charter for the Baltic Jaguar, a 2009-built Supramax vessel, with Clipper Bulk Shipping N.V. for approximately 11 to 13.5 months.

Financial Review: 2010 First Quarter

The Company recorded a net loss for the first quarter of 2010 of $0.5 million, or $0.09 basic and diluted loss per share. The net loss was a result of the Company generating no revenues, as expected, due to the timing of vessel deliveries, and incurring general and administrative expenses including non-cash compensation expenses.  The initial vessel of the Company’s fleet was delivered on April 8, 2010 and a second vessel was delivered on April 29, 2010. We expect three additional vessels to be delivered before May 15th and the sixth vessel to be delivered in October 2010.

EBITDA was $(0.5) million for the three months ended March 31, 2010.

John C. Wobensmith, President and Chief Financial Officer, commented, “During the first quarter, we completed our $228.2 million IPO, creating the only publicly traded drybulk company solely focused on the spot market.  We believe our fleet deployment strategy combined with our approach of maintaining little or no leverage and distributing a substantial portion of cash flows through dividends positions the Company to create long-term value for shareholders.”

Mr. Wobensmith continued, “Since our IPO in March, we have made important progress implementing our strategy.  We have taken delivery of the first two of six drybulk vessels which are currently trading on spot market-related charters.   In addition, we also signed spot market-related charters for three vessels prior to their delivery, ensuring that five of our six vessels are already committed to spot market-related charters.  In order to enhance our ability to take advantage of future growth opportunities decisively, we entered into a $100 million credit facility that we primarily intend to use as bridge financing for future vessel acquisitions.  In seeking opportunities to expand our modern high-quality fleet, we will continue to adhere to a strict set of return criteria.”

Liquidity and Capital Resources

Cash Flow

Net cash used in operating activities for the three months ended March 31, 2010 was $1.0 million. Net cash used in operating activities for the three months ended March 31, 2010 was primarily a result of a recorded net loss of $0.5 million, and certain prepaid expenses and advances made to Genco Shipping & Trading Limited, our parent company, offset by amortization of restricted stock compensation in the amount of $0.2 million and accounts payable of $0.2 million.

Net cash used in investing activities was $35.6 million for the three months ended March 31, 2010 and related to deposits on our initial vessels to be acquired.

Net cash provided by financing activities for the three months ended March 31, 2010 was $285.8 million and consisted of $214.5 million of proceeds from our initial public offering as well as Genco Shipping & Trading Limited’s capital contribution in the amount of $75 million. Net cash provided by financing activities was offset by $3.4 million of payments for expenses related to the initial public offering as well as $0.3 million of payments for deferred financing costs.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our current fleet consists of two Supramax vessels, which we took delivery of in April 2010. After the expected delivery of four vessels the Company has agreed to acquire, Baltic Trading Limited will own a fleet of six drybulk vessels, consisting of two Capesize and four Supramax vessels, with an aggregate carrying capacity of approximately 566,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We do not currently expect any of our vessels to be drydocked in 2010.

Summary Consolidated Financial and Other Data

The following table summarizes Baltic Trading Limited’s selected consolidated financial and other data for the periods indicated below.

Three Months Ended
March 31, 2010
(Dollars in thousands, except share and per share data)

(unaudited)
INCOME STATEMENT DATA:
Revenues	$ -

Operating expenses:
Voyage expenses	-
Vessel operating expenses	-
General, administrative and management fees	484
Depreciation and amortization	-
Total operating expenses	484

Operating loss	(484)

Other (expense) income:
Interest income	22
Interest expense	(48)
Other (expenses):	(26)

Net loss	$ (510)

Net loss per share of Common and Class B stock:

Net loss per share - basic	$ (0.09)

Net loss per share - diluted	$ (0.09)

Shares used in per share calculation - basic	5,820,817

Shares used in per share calculation - diluted	5,820,817

March 31, 2010
BALANCE SHEET DATA:	(unaudited)
Cash & cash equivalents	$ 249,215
Current assets, including cash	250,139
Total assets	286,213
Current liabilities	1,192
Total long-term debt	-
Shareholders' equity	285,021

Three Months Ended
March 31, 2010
(unaudited)
Net cash used in operating activities	$ (993)
Net cash used in investing activities	(35,578)
Net cash provided by financing activities	285,786

EBITDA Reconciliation:	(unaudited)
Net loss	$ (510)
+ Net interest expense	26
+ Depreciation and amortization	-
EBITDA(1)	(484)

(1) EBITDA represents net income plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.

Baltic Trading Limited’s Fleet

Baltic Trading Limited transports drybulk cargoes along worldwide shipping routes. Baltic Trading Limited’s current fleet consists of two Supramax vessels, which we took delivery of in April 2010. After the expected delivery of four vessels the Company has agreed to acquire, Baltic Trading Limited will own a fleet of six drybulk vessels, consisting of two Capesize, and four Supramax vessels, with an aggregate carrying capacity of approximately 566,000 dwt.

Our initial fleet will contain two groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels.

The following table reflects the current employment of Baltic Trading’s current fleet as well as the employment or other status of vessels expected to join Baltic Trading’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure	Expected Delivery (2)

Capesize Vessels
Baltic Bear	2010(3)	Cargill International S.A.	11 to 13.5 months from delivery	BCI linked (4)	1H May 2010
Baltic Wolf	2010(3)	Cargill International S.A.	11 to 13.5 months from delivery	BCI linked (4)	2H October 2010
Supramax Vessels
Baltic Leopard	2009	Oldendorff GMBH and Co. KG. Lubeck	March 2011	BSI linked (5)	Delivered
Baltic Panther	2009	Oldendorff GMBH and Co. KG. Lubeck	March 2011	BSI linked (5)	Delivered
Baltic Jaguar	2009	Clipper Bulk Shipping N.V., Curacao	11 to 13.5 months from delivery	BSI linked (5)	1H May 2010
Baltic Cougar	2009	AMN Bulkcarriers Ltd.	May 2010	19,750 (6)	1H May 2010

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)	Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(3)	Year built for vessels being delivered in the future is an estimate based on guidance received from the sellers and the relevant shipyard.
(4)
Under the terms of the agreements, the rate for the spot market-related time charter will be based on the average of the daily rates of the Baltic Capesize Index (BCI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a

5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  Baltic Trading will not be responsible for voyage expenses, including fuel.

(5)
The rate for the spot market-related time charter will be based on 95% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel. Specifically for the Baltic Jaguar, the charterer will be able to deduct $5,000 from the average daily rates of the BSI for the first 50 days of charter since the vessel delivered to the charterer in Singapore-Japan range.

(6)
The Baltic Cougar is currently employed under a short term time charter for approximately 2.5 to 5.5 months at $19,750 per day less a 5% commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. We will be taking delivery of the vessel with the charter attached and expect the earliest expiration of the charter to be during May 2010 and the latest to be during August 2010.

Credit Facility Details

On April 19, 2010 the Company announced that it executed a credit agreement and other definitive documentation for a $100 million senior secured revolving credit facility. The Company had previously announced the bank commitment for this credit facility, underwritten by Nordea Bank Finland plc, in the Registration Statement on Form S-1 for its initial public offering.

Under the terms of the four-year facility, amounts borrowed will bear interest at LIBOR plus a margin of 3.25%. The Company expects to use the facility primarily as bridge financing for future vessel acquisitions. Borrowings of up to $25 million will be available for working capital purposes.

About Baltic Trading Limited

Baltic Trading Limited, a Marshall Islands company formed by Genco Shipping & Trading Limited, is a shipping company focused on the drybulk industry spot market. Baltic Trading Limited plans to use the proceeds of its initial public offering, together with a $75 million capital contribution received from Genco, to acquire its initial fleet of two Capesize newbuildings and four 2009-built Supramaxes as well as for working capital and general corporate purposes, which may include future vessel purchases. The vessels in Baltic Trading Limited’s initial fleet are expected to be delivered in May and October 2010.

Conference Call Announcement

Baltic Trading Limited announced that it will hold a conference call on Tuesday, May 4, 2010 at 10:00 a.m. Eastern Time, to discuss its 2010 first quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.BalticTrading.com. To access the conference call, dial (800) 967-7185 or (719) 457-2625 and enter passcode 9646615.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 9646615. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; (xi) the ability of the Company to complete its acquisition of its initial fleet of vessels; (xii) the completion of definitive documentation with respect to charters; and other factors listed from time to time under “Risk Factors” and other sections of our public filings with the SEC including, without limitation, the Company’s registration statement on Form S-1.